Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2013 Financial Results

  Record Non-GAAP Q2 Earnings Per Share
    GAAP of $0.60
    Non-GAAP of $0.70
  Record Q2 Revenue of $194 million

HAWTHORNE, Calif.--(BUSINESS WIRE)--January 24, 2013--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the second fiscal quarter ended December 31, 2012.

“We are pleased to announce our second quarter results. Once again we generated record revenues and non-GAAP earnings per share,” said Deepak Chopra, OSI Systems’ Chairman and CEO. “We are excited to report that our initial scanning locations were certified as fully operational under our multi-year turnkey screening services agreement with Mexico's tax and customs authority. This rapid level of progress gives us great confidence that nearly the entire program will become operational during calendar 2013.”

The Company reported revenues of $194 million for the second quarter of fiscal 2013, an increase of 3% as compared to the same period a year ago. Net income for the second quarter of fiscal 2013 was $12.4 million, or $0.60 per diluted share, compared to net income of $12.3 million, or $0.61 per diluted share, for the second quarter of fiscal 2012. Excluding the impact of impairment, restructuring and other charges, net income for the second quarter of fiscal 2013 would have been $14.4 million, or $0.70 per diluted share.

For the six months ended December 31, 2012, the Company reported revenues of $376 million, an increase of 8% as compared to the same period a year ago. Net income for the six months ended December 31, 2012 was $18.8 million, or $0.91 per diluted share, compared to net income of $17.1 million, or $0.85 per diluted share, for the six months ended December 31, 2011. Excluding the impact of impairment, restructuring and other charges, net income for the six months ended December 31, 2012 would have been $20.7 million, or $1.01 per diluted share.

As of December 31, 2012, the Company’s backlog was approximately $1.0 billion compared to $0.4 billion as of December 31, 2011. During the three months ended December 31, 2012, the Company generated cash flow from operations of $20 million. Capital expenditures during that period totaled $55 million as the Company continued to invest in building infrastructure and capital equipment in Mexico.

Mr. Chopra continued, “During the second quarter, our Security Division generated record profits as operating income, excluding impairment, restructuring and other one-time charges, grew by 41% over the prior year. We are very pleased with the strong start in our turnkey services program in Mexico and look forward to continuing to grow this business model.”

Mr. Chopra added, “Our Optoelectronics and Manufacturing Division’s revenues and operating income increased 12% and 23%, respectively, over the prior year. Going forward, we are well positioned in this division as we continue to expand our customer base and strengthen our global manufacturing infrastructure with new capabilities.”

Mr. Chopra concluded, “This was a challenging quarter for our Healthcare Division as revenues dipped 5%, yet the division still managed to deliver double digit operating margins. Revenue growth in our largest market, the U.S., was offset by softness in international markets. With this month’s launch of our new anesthesia workstation, ArkonTM, and several new sales initiatives, we are optimistic about a return to growth."

Fiscal Year 2013 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company is reiterating its fiscal 2013 earnings guidance and expects earnings per diluted share to increase at a rate of 21% - 31% to between $2.77 to $3.00, excluding the impact of impairment, restructuring and other non-recurring charges. The Company currently anticipates revenues to between $850 million - $875 million, representing a 7% to 10% increase over fiscal 2012 revenues.

Non-GAAP Figures

Discussion of adjustments to arrive at non-GAAP figures for the three months and six months ended December 31, 2012 is provided to allow for the comparison of underlying earnings, net of impairment, restructuring and other non-recurring charges and their related tax benefit, thus providing additional insight into the on-going operations of the Company. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of our business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods. Please see the reconciliation of GAAP to non-GAAP net income and earnings per share at the end of this release.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the second quarter of fiscal 2013. To listen, please log on to the Company’s website at www.osi-systems.com and follow the link in the Investor Relations section. A replay of the webcast will be available shortly after the conclusion of the conference call for approximately two weeks. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 888-286-8010 and entering the conference call identification number ‘61922913’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 35 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues and earnings in fiscal 2013, sales of recently-introduced products and expectations for the performance of the Company under its agreement with Mexico’s tax and customs authority Servicio de Administración Tributaria. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2012	2011	2012
Revenues	$187,993	$194,049	$349,310	$375,743
Cost of goods sold	122,169	123,961	230,629	244,300
Gross profit	65,824	70,088	118,681	131,443

Operating expenses:
Selling, general and administrative	35,979	36,829	70,346	76,754
Research and development	11,546	11,858	22,426	23,174
Impairment, restructuring and other charges	-	2,723	-	2,723
Total operating expenses	47,525	51,410	92,722	102,651
Income from operations	18,299	18,678	25,909	28,792
Interest expense and other, net	(721)	(1,385)	(1,520)	(2,482)
Income before income taxes	17,578	17,293	24,389	26,310
Provision for income taxes	5,277	4,872	7,327	7,550
Net income	$12,301	$12,421	$17,062	$18,760

Diluted earnings per share	$0.61	$0.60	$0.85	$0.91
Weighted average shares outstanding - diluted	20,237	20,609	20,161	20,589

CONSOLIDATED BALANCE SHEETS (in thousands) (Unaudited)

	June 30, 2012	December 31, 2012
Assets
Cash and cash equivalents	$91,452	$46,850
Accounts receivable, net	156,867	140,023
Inventories	195,178	204,599
Other current assets	39,616	55,088
Total current assets	483,113	446,560
Non-current assets	266,783	367,125
Total Assets	$749,896	$813,685

Liabilities and Stockholders' Equity
Bank lines of credit	$--	$15,000
Current portion of long-term debt	215	1,808
Accounts payable and accrued expenses	75,252	115,193
Other current liabilities	85,182	73,334
Total current liabilities	160,649	205,335
Long-term debt	2,467	11,700
Advances from customers	100,000	87,500
Other long-term liabilities	52,661	54,074
Total liabilities	315,777	358,609
Total stockholders’ equity	434,119	455,076
Total Liabilities and Equity	$749,896	$813,685

SEGMENT INFORMATION (in thousands) (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2012	2011	2012
Revenues – by Segment Group:
Security Group	$88,977	$91,863	$161,574	$174,779
Healthcare Group	59,193	56,114	105,713	107,695
Optoelectronics and Manufacturing Group including intersegment revenues	51,359	57,277	104,450	114,424
Intersegment revenues elimination	(11,536)	(11,205)	(22,427)	(21,155)
Total	$187,993	$194,049	$349,310	$375,743

Operating income (loss) – by Segment Group:
Security Group (1)	$8,001	$8,607	$11,846	$13,072
Healthcare Group	8,325	6,915	10,723	10,796
Optoelectronics and Manufacturing Group	4,451	5,457	9,389	10,290
Corporate	(2,599)	(2,438)	(5,906)	(5,687)
Eliminations	121	137	(143)	321
Total	$18,299	$18,678	$25,909	$28,792

(1) Includes restructuring, impairment and other non-recurring charges of $2.7 million for the three and six months ended December 31, 2012.

Reconciliation of GAAP to Non-GAAP (in thousands, except earnings per share data) (Unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
	2011		2012		2011		2012
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$12,301	$0.61	$12,421	$0.60	$17,062	$0.85	$18,760	$0.91

Impairment, restructuring and other charges, net of tax			1,956	0.10			1,956	0.10

Non-GAAP basis	$12,301	$0.61	$14,377	$0.70	$17,062	$0.85	$20,716	$1.01

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com